Annual Shareholder Meetings Results:

The Funds held their annual meetings of shareholders on December 18, 2007. Common/Preferred shareholders voted as indicated below:

								    Withheld
	 					Affirmative	   Authority
Municipal III:
Re-election of John J. Dalessandro II*
 Class II to serve until 2010	     		     9,491	          56
Re-election of John C. Maney
 Class III to serve until 2008		      	28,807,559           394,092
Re-election of R. Peter Sullivan III
 Class II to serve until 2010                  	28,764,653           436,998

Messrs. Hans W. Kertess, Paul Belica, Robert E. Connor* and William B. Ogden, IV continue to serve as Trustees.
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*Preferred Shares Trustee